Exhibit 10.1

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

Between Robert L. Hanson and American Eagle Outfitters, Inc.

This Chief Executive Officer Employment Agreement ("Agreement") is entered into as of November 14, 2011 by and between American Eagle Outfitters, Inc. (the "Company"), and Robert L. Hanson (the "Executive") and effective as of January 30, 2012 (the "Start Date"), which shall be Executive's first date of employment hereunder. The parties believe it to be in their best interest to document the terms of the Executive's employment with the Company, as follows:

In consideration of the employment of the Executive by the Company and the mutual agreements in this Agreement, the Executive and the Company agree as follows:

  Term of Agreement: This Agreement shall become effective on the Start Date and the initial term of employment under this Agreement shall end on January 31, 2015, the last day of the Company's 2014 fiscal year. This Agreement will automatically renew at the end of the initial term and at the end of each subsequent term, for an additional one (1) fiscal year term unless either party gives written notice of non-renewal to the other at least ninety (90) days prior to the expiration of the then current term. The initial term of this Agreement and any subsequent one fiscal year extension(s) will be referred to as the "Term". The Term may be extended or renewed only by written agreement signed by the Executive and an expressly authorized representative of the Company's Board of Directors (the "Board").

  Employment Position and Duties:

    During the Term, the Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as its Chief Executive Officer subject to the general supervision, advice and direction of the Company's Chairman of the Board ("Chairman") and the Board, and subject to the terms and conditions of this Agreement. The Executive's authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for this position, including, without limitation: supervising and managing all aspects of the Company's businesses; direct responsibility for each of the Company's brands; further developing, refining and implementing the Company's strategic growth plans; and overall responsibility for the Company's domestic and international operations. Executive shall also perform such other services and duties as the Chairman or Board may from time-to-time designate in his or its sole discretion.

    During the Term, the Company agrees that Executive will be nominated for election by its shareholders to the Board.

    Executive shall faithfully, honestly and diligently serve the Company, devote his full working time and attention to his duties, use his best efforts to promote the interests of the Company and follow the reasonable and lawful instructions of the Chairman or the Board. Executive shall carry out his duties in a manner consistent with and in compliance with all present and future requirements and limitations of all applicable federal and state laws and regulations. Executive acknowledges and fully understands that by entering into this Agreement, he undertakes a fiduciary relationship with the Company and, as a fiduciary, is under an obligation to use due care and act in the best interest of the Company at all times.

    Executive agrees that he shall at all times observe and be bound by all rules, policies, procedures, practices, and resolutions adopted, or to be adopted, by the Company which are generally applicable to the Company's officers and employees and which do not otherwise conflict with this Agreement.

    Executive shall not engage in any other business that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties. Executive may, with the prior written consent of the Chairman, sit on the board of directors of one other company, provided that it is not a direct competitor or vendor of the Company.

    The Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection with such indemnification to the same extent as the Company's other senior executives and officers.

    Executive shall be required to relocate and establish primary residence in reasonable proximity to the Company's headquarters in Pittsburgh, Pennsylvania, or the Company's offices in New York, New York, no later than one hundred eighty (180) days following the Start Date.

  Sign-on Compensation:

    Signing Bonus: Executive shall receive a signing bonus (the "Signing Bonus") of Three Million Three Hundred and Thirty-Nine Thousand Dollars ($3,339,000.00), less applicable withholding taxes, payable in a lump sum within 60 days after the execution and delivery of this Agreement; provided that, notwithstanding the foregoing clause of this sentence, in no event shall the Signing Bonus be paid to Executive prior to January 1, 2012. If, prior to the one year anniversary of his Start Date, Executive voluntarily terminates his employment, other than for Good Reason (as defined in Appendix A, attached), if the Company terminates him for Cause (as defined in Appendix A), or if Executive does not commence employment with the Company on the Start Date for any reason, in any case following the payment of the Signing Bonus Executive or his estate shall repay the Company the gross amount of the Signing Bonus, within 30 days of his Termination Date (as defined in Appendix A) or the Start Date, whichever is later. In that event, to the extent permissible under applicable law, the Company may offset the amount of the Signing Bonus owed by Executive from any compensation due to the Executive upon his termination of employment.

    Deferred Compensation: Effective as of the Start Date, Executive shall receive, pursuant to the Company's Deferred Compensation Plan (the "Deferred Compensation Plan"), a $300,000 credit to his "Annual Account" (as defined in the Deferred Compensation Plan) as a "Company Contribution Amount" (as defined in the Deferred Compensation Plan) (the "Sign-On DCP Contribution"). The Sign-On DCP Contribution shall be credited to a sub-account under Executive's Annual Account and tracked separately from any other amounts credited to Executive's Annual Account. The sub-account representing the Sign-On DCP Contribution shall vest and become non-forfeitable at a rate of one-third on each of the first three anniversaries of the Start Date, subject to Executive's continued employment with the Company on each such date and further subject to Section 3.6 of the Deferred Compensation Plan.

    Restricted Stock Unit Award: Executive shall receive a Restricted Stock Unit ("RSU") award on the Start Date. The RSU award will have a value of Two Million Five Hundred Thousand Dollars ($2,500,000.00). The number of units subject to this RSU award will be calculated by dividing $2,500,000.00 by the closing price of AEO common stock on the Start Date rounded to the nearest whole share. The RSU award will be made by the Compensation Committee of the Board of Directors of the Company (the "Committee") pursuant to and subject to all terms and conditions set forth in the Company's 2005 Stock Award and Incentive Plan, as amended (the "2005 Plan") and the related award agreement. Vesting of the RSU award will be subject to both continued employment and achievement of pre-determined objective performance goals set forth in writing established by the Committee. If the performance goals are not met, then the entire RSU award will forfeit. The Committee must verify that the performance goals are met prior to vesting. If the performance goals are met, then the grant will vest in equal annual installments over three years from the grant date based solely on Executive's continued service to the Company over that period.

    Stock Options: Executive shall receive a stock option grant on the Start Date. The grant shall be for the number of option shares of Company's common stock with a grant date value equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00). The exercise price will be the closing price of AEO common stock on the grant date. The number of option shares subject to this stock option will be determined as of the grant date using a valuation methodology consistent with that used to compute the value of the Company's stock options in its financial statements. The option grant will be made by the Committee pursuant to and subject to all the terms and conditions set forth in the 2005 Plan and related award agreement; provided that (i) Executive shall be allowed a period of no less than three (3) months following termination of employment to exercise the portion of this stock option which is vested on his termination date, other than in the event of a termination by the Company for Cause in accordance with Section 5.e., and (ii) Executive may exercise this stock option by means of a "net exercise," pursuant to which a number of shares subject to such exercise having a fair market value equal to the applicable exercise price will be withheld by the Company in satisfaction of such exercise price.

    Relocation Assistance: Executive shall be eligible for relocation benefits that, at minimum, will be consistent with the relocation benefits provided to the Company's other senior executives. Such benefits will include (i) travel expenses for up to six (6) house hunting trips for Executive and a companion and (ii) household goods moving expenses, relocation allowances, temporary living expenses, and other relocation costs or expenses to which the parties agree. If, prior to the one year anniversary of his Start Date, Executive voluntarily terminates his employment, other than for Good Reason, or if the Company terminates him for Cause, Executive shall repay the Company the gross amount of the relocation benefits within 30 days of his Termination Date. In that event, to the extent permissible under applicable law, the Company may offset the amount of the relocation benefits owed by Executive from any compensation due to the Executive upon his termination of employment.

    Legal Fees: The Company shall pay the reasonable legal fees incurred by Executive to review and negotiate this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000.00).

  Ongoing Compensation and Benefits:

    Base Salary: The Executive shall receive an annual base salary of One Million Thirty Thousand Dollars ($1,030,000.00) payable in accordance with the Company's regular payroll practices, as established from time to time. Executive agrees to defer pursuant to Company's Deferred Compensation Plan the amount of base salary for each calendar year that is greater than $1,000,000. During the Term, the Committee shall review the Executive's base salary on an annual basis taking into consideration such factors as market trends, internal considerations and job performance, and may (but is not obligated to) increase, but not decrease, the annual base salary upon such review.

    Annual Incentive Cash Bonus: Executive will be eligible to receive an annual incentive cash bonus under the 2005 Plan for each full fiscal year ending during the Term beginning with the 2012 fiscal year with a maximum incentive bonus of 130% of his base salary and, beginning with the 2013 fiscal year, the target incentive bonus shall be 130% of his base salary and the maximum incentive bonus shall be 260% of his base salary. The 2005 Plan conditions the payment of the bonus on achievement of pre-determined objective performance goals set forth in writing established by the Committee. It is the Company's intention that Executive's annual incentive bonus be determined and awarded in a manner that enables the Company to deduct the amount of any such annual incentive bonus for federal income tax purposes to the maximum extent possible. The incentive bonus determined to be due, if any, will be paid within 120 calendar days after the close of the Company's fiscal year and completion of an outside audit by the Company's then current outside audit firm.

    Long-Term Equity Compensation. Executive shall receive long term equity incentive compensation under the Plan for each fiscal year during the Term of the agreement. Award values will be determined under Company policies established by the Committee annually taking into consideration market practice, affordability, performance, as well as other factors determined by the Committee to be relevant. For fiscal year 2012 only, Executive will receive long term equity incentive compensation with a value of Three Million Two Hundred Thousand Dollars ($3,200,000) on terms similar to those used for other senior executives at the Company.

    Employee Benefits: The Executive may participate in the Company's employee welfare, benefit, retirement and deferred compensation plans, programs or policies that are in effect and generally available to the other senior executives of the Company, including any profit sharing or 401(k) plans; employee stock purchase, group life, health, hospitalization and disability insurance plans; paid time off; and discount privileges (the "Benefit Plans"). The Executive's participation in the Benefit Plans will be subject to the terms and conditions of each such Benefit Plan, including eligibility and compliance requirements. Notwithstanding the foregoing, the Company shall have the right to change, alter or terminate any Benefit Plan in its sole discretion.

    Reimbursement of Business Expenses: The Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses incurred by Executive in the performance of his duties, including travel expenses, in accordance with the Company's policies and on the same basis as paid, advanced or reimbursed to the Company's other senior executives.

    Car and Commuting Expenses. During the Term, the Company will provide Executive with a single luxury automobile for both business and personal use. Any amount included in Executive's W-2 wages relative to such automobile shall be not be grossed up for tax purposes.

  Termination of Employment: Executive acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than accrued, but unpaid or unused: (i) base salary; (ii) PTO; and (iii) business expenses. For purposes of this Section 5, these amounts shall be collectively referred to as the "Accrued Obligations." Except as otherwise provided for in this Agreement, upon any termination of employment, Executive shall forfeit all unvested equity awards.

    Voluntary Termination. The Executive may voluntarily terminate his employment at any time without Good Reason by providing 90 days prior written notice to an expressly authorized representative of the Board. If the Executive voluntarily terminates his employment with the Company, the Company shall pay to the Executive the Accrued Obligations. Such amount shall be paid in a lump sum payment, less applicable withholdings and deductions, within 10 days of the Termination Date, or in the case of business expenses, within 10 days after Executive submits a properly documented request for reimbursement.

    Termination of Employment Without Cause or for Good Reason, Other Than in Connection with a Change in Control. If the Executive's employment is involuntarily terminated by the Company for any reason other than for Cause, or the Executive terminates his employment for Good Reason, in each case pursuant to a Notice of Termination (as defined in Appendix A), the Company shall pay to the Executive the following compensation and benefits in addition to the Accrued Obligations:

      An amount equal to twenty-four (24) months of the Executive's annual base salary paid in a lump sum payment, less applicable withholdings and deductions, on the first regular payroll date following the Termination Date.

      Provided that the Executive and his eligible dependents, if any, are participating in the Company's group health, dental and vision plans on the Termination Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as "COBRA," the Company will reimburse Executive for Executive's actual COBRA premiums, excluding any administrative fees or costs associated with the processing of Executive's payment by the Company's third-party vendor (the "Company-Subsidized Health Coverage"). The Executive shall continue to be eligible for the Company-Subsidized Health Coverage until the earlier to occur of: (a) twelve (12) months after his Termination Date, (b) the date he is eligible to enroll in the health, dental and/or vision plans of another employer or (c) if the Company in good faith determines that payments under this paragraph (ii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, "PPACA"); provided, however, that the Executive's participation is dependent on him and his dependents continuing to be eligible to participate in the Company's offered plans through COBRA and paying the applicable employee contribution toward the premium cost along with any co-payments or other fees. The Executive agrees to notify the Company promptly if he becomes eligible to enroll in the plans of another employer or if he or any of his dependents cease to be eligible to continue participation in the Company's plans through COBRA. Notwithstanding the foregoing, if the Company's payment of a portion of the Executive's COBRA continuation coverage will be considered discriminatory under the PPACA, the Company shall not pay for or reimburse any portion of the Executive's COBRA continuation coverage upon his termination of employment.

      A pro-rata annual incentive cash bonus to the extent that the Company's performance goals established at the time of the grant are met for the fiscal year in which the Termination Date occurs, even though Executive was not employed for the entire fiscal year. Executive's bonus, if any, will be based on a percentage of his actual wages earned during the fiscal year in which the Termination Date occurs and the bonus, if any, will paid at the same time as bonuses to other senior executives are paid.

      The vesting of any stock option which remains unvested on the Termination Date shall accelerate as of the Termination Date as to that number of shares subject to such stock option equal to the product of (i) the number of shares as to which such stock option would have become vested on the vesting date next following the Termination Date (the "Next Option Vesting Tranche"), multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in the vesting period applicable to the Next Option Vesting Tranche through the Termination Date, and the denominator of which is the total number of days in such vesting period. [By way of example, if a stock option vests at a rate of 1/3 of the shares subject thereto on each of the first three anniversaries of grant, the Next Option Vesting Tranche would be that 1/3 of the shares subject to such stock option which would vest on the vesting date next following the Termination Date, and the number of days in the vesting period applicable to the Next Option Vesting Tranche would be 365.] Outstanding vested stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, or (ii) for three (3) months after the Termination Date. Any stock options unvested as of the Termination Date after application of the first sentence of this Section 5(b)(iv) shall forfeit. Notwithstanding the above, this Section 5(b)(iv) shall not apply to any unvested stock option which is capable of vesting only if a performance condition (other than the continued performance of services) is attained.

      The vesting of any RSU award which remains unvested on the Termination Date shall accelerate as of the Termination Date as to that number of shares subject to the RSU award equal to the product of (i) the number of shares as to which such RSU award would have become vested on the vesting date next following the Termination Date, without regard to any acceleration of vesting which could occur on account of the attainment of performance conditions (the "Next RSU Award Vesting Tranche"), multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in the vesting period applicable to the Next RSU Award Vesting Tranche through the Termination Date, and the denominator of which is the total number of days in such vesting period. [By way of example, if an RSU award vests at a rate of 1/3 of the shares subject thereto on each of the first three anniversaries of grant, the Next RSU Award Vesting Tranche would be that 1/3 of the shares subject to such RSU award which would vest on the vesting date next following the Termination Date, and the number of days in the vesting period applicable to the Next RSU Award Vesting Tranche would be 365.] Notwithstanding the above, this Section 5(b)(v) shall not apply to any unvested RSU award which is capable of vesting only if a performance condition (other than the continued performance of services) is attained.

      All LTPRSU awards that have not been paid by delivery of stock prior to the Termination Date shall continue to vest and be paid on the same schedule as if Executive's employment had not terminated by delivery of stock in the same manner upon vesting, if and to the extent the performance goals for the awards are achieved and subject to proration based on the number of days of Executive's full time employment during the performance period covered by the award.

      Provided, however, that there will be no duplication of benefits, and that compensation and benefits provided hereunder is in lieu of any compensation or benefits for which the Executive might otherwise have been eligible under any plan, program, or practice of the Company or any related entity. To the extent necessary to avoid duplication of benefits, payments and benefits under this Agreement will be reduced to offset payments or benefits under any other plan, program, or policy.

      Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the compensation and benefits payable to Executive under this Section 5(b).

    Termination Due to Death or Disability. The Executive's employment shall terminate automatically upon his death, with the date of death being Executive's Termination Date. If the Executive has a Disability (as defined in Appendix A), the Company shall give the Executive written notice of its intention to terminate his employment. In such event, the Executive's Termination Date shall be the 15th day after the date of such written notice. In the event of Executive's death or Disability, the Company shall pay the following:

      All RSU awards that have not been paid by delivery of stock prior to the Termination Date by reason of Executive's death or disability shall vest with the number of units subject to proration based on the number of days of Executive's full-time employment during the either one-year vesting period (if performance goals are achieved) or the three-year vesting period.

      All LTPRSU awards that have not been paid by delivery of stock prior to the Termination Date by reason of Executive's death or disability shall continue to vest and be paid on the same schedule as if Executive's employment had not terminated by delivery of stock in the same manner upon vesting, to the extent that the performance goals established at the time of the grant are met, even though Executive was not employed for the entire applicable performance period.

      All unvested stock options shall immediately vest in full as of the Termination Date. Options shall be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement; or (ii) 1 year after the Termination Date.

      The Company shall pay the Executive's estate any declared but unpaid annual incentive cash bonus that, but for Executive's death, would otherwise have been payable to Executive. Payment of the bonus, if any, to the Estate will be made at the same time as the Company pays annual incentive cash bonuses, if any, to its other senior executives.

    Change in Control: The Company believes that it is in the best interest of the Company and its stockholders for Executive to be in a position to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making evaluations and carrying on negotiations regarding offers, proposals or other transactions which could result in a change in control (as "change in control" is defined in the separate Change in Control Agreement). To achieve these interests, the Company believes it is essential to provide Executive with compensation arrangements upon a change in control that provide Executive with some financial security. Accordingly, the Company agrees to enter into a separate Change in Control Agreement with Executive at the time the Company and Executive execute this Agreement. The parties agree that, notwithstanding the terms of the Change in Control Agreement entered into between the Executive and the Company, the definitions of "Cause" and "Good Reason" set forth in Appendix A shall apply for all purposes of a voluntary or involuntary termination of Executive's employment under this Agreement other than with respect to a Change in Control. On and following a Change in Control, "cause" and "good reason" will be defined in accordance with the terms of the Change in Control Agreement.

    Termination by the Company for Cause. The Company may involuntarily terminate the Executive's employment for Cause at any time. If the Executive's employment is involuntarily terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive, other than payment of the Accrued Obligations. All unvested RSU awards, LTPRSU awards, and stock options shall forfeit. The Executive's involuntary termination by the Company for Cause shall be communicated by Notice of Termination given to the Executive in accordance with this Agreement. The Company's failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company under this Agreement or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights under this Agreement.

    Resignation from the Board. Notwithstanding any provision of this Agreement, all payments and benefits described in this Agreement, except for payment of the Accrued Obligations, are conditioned upon the Executive's resignation from the Board immediately upon the Termination Date regardless of the reason for his voluntary or involuntary separation.

    General Release of Claims. Notwithstanding any provision of this Agreement, all payments and benefits described in this Agreement, except for payment of the Accrued Obligations, are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the 30th day following the Termination Date of a General Release of Claims by and between Executive (or the Executive's estate) and the Company in the form attached as Appendix B to this Agreement. (In the event of Executive's death or incapacity due to disability, the form attached as Appendix B will be revised for signature accordingly.) If the timing requirements described in the first sentence of this Section 5(g) have been met, the payments and benefits will begin to be paid or provided to Executive as soon as administratively practicable following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a notice of revocation having been given, provided that if the 30-day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

  Intellectual Property and Confidential Information. Executive acknowledges that he will be employed by the Company during the Term in a position of special trust and confidence and will be granted access to or may develop trade secrets, intellectual property, and other confidential or proprietary information of the Company. Accordingly, in recognition of the highly competitive nature of the Company's business, Executive understands and agrees as follows.

    Intellectual Property. Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during his employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business (collectively, "Intellectual Property") shall be owned solely by the Company. Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the company within the meaning of the U.S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then Executive irrevocably assigns all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. Executive will, without any additional consideration, execute all documents and take all other actions needed to convey his complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. Executive agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and Executive waives all right to claim or disclaim authorship. Executive represents and warrants that any Intellectual Property that he assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be his sole, exclusive, original work.

    Confidential Information. Executive understands that, by virtue of Executive's employment with the Company, Executive will acquire and be exposed to Confidential Information of the Company. "Confidential Information" includes all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its products and services (including all trade secrets), its competitive strengths and weaknesses, its personnel (including its officers, directors, employees, and contractors), its clients, vendors and suppliers and all others with whom it does business that Executive learns or acquires during Executive's employment with the Company. Confidential Information includes, but is not limited to, manuals, documents, computer programs and software used by the Company, all formulas or processes, users manuals, compilations of technical, financial, legal or other data, salary information, client or prospective client lists, names of suppliers or vendors, client, supplier or vendor contact information, customer contact information, business referral sources, specifications, Intellectual Property, designs, devices, inventions, processes, business or marketing plans or strategies, pricing information, information regarding the identity of the Company's designs, mock-ups, prototypes, and works in progress, all other research and development information, forecasts, financial information, and all other technical or business information. Confidential Information does not include publicly available information or information that is generally known and used within the industry or industries in which the Company engages in business. Executive agrees to hold in trust and confidence all Confidential Information during and after the period of Executive's employment with the Company. Executive shall not disclose any Confidential Information to anyone outside the Company or use any Confidential Information for any purpose other than for the benefit of the Company as required by Executive's authorized duties for the Company. Upon termination of Executive's employment with the Company, (A) Executive shall not use Confidential Information, or disclose Confidential Information to anyone, for any purpose, unless expressly requested to do so in writing by an authorized officer of the Company, (B) Executive shall not retain or take with Executive any Confidential Information and (C) Executive shall immediately deliver to the Company any Confidential Information that Executive may then or thereafter hold or control, as well as all other property, equipment, documents or things that Executive was issued or otherwise received or obtained during Executive's employment with the Company. Executive is not authorized to retain any copies or duplicates of the Company's property, equipment or Confidential Information that Executive obtained or received as a result of Executive's employment with the Company.

    Executive understands that the various terms and conditions of this Agreement shall survive and continue after Executive's employment with the Company terminates. To further protect the Company's Confidential Information and to protect against unauthorized disclosure, Executive hereby expressly agrees that the Company may inform Executive's new employer regarding Executive's duties and obligations under this Section 6.

  Restricted Activities. In exchange for good and valuable consideration, the Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates. Accordingly, in recognition of the highly competitive nature of the Company's business, Executive understands and agrees as follows.

    During Executive's employment and for a period of twenty-four (24) months immediately following the Termination Date, regardless of the reason for such termination, Executive agrees that he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with the Company's business, which is understood to be the design, manufacture and retail sale (including Internet sales) of specialty clothing, accessories, shoes, and related items or any other line of business the Company becomes involved in prospectively by virtue of expansion, acquisition and/or joint venture; provided, however, nothing in this Agreement shall be construed as limiting Executive's ability to engage in any lawful off-duty conduct.

    During Executive's employment and for a period of twenty-four (24) months immediately following the Termination Date, regardless of the reason for such termination, Executive agrees that he shall not, directly or indirectly, solicit, induce, or attempt to (a) solicit or induce, any person known to Executive to be an employee, contractor or consultant of the Company (each such person, a "Company Person"), to terminate his or her employment or other relationship with the Company for the purpose of associating with (i) any entity of which Executive is or becomes an officer, director, member, partner, principal, agent, Executive or consultant, or (ii) any competitor of the Company, or (b) otherwise encourage any Company Person to terminate his or her employment or other relationship with the Company for any other purpose or no purpose.

    During Executive's employment and for a period of 12 months immediately following the Termination Date, regardless of the reason for such termination, Executive agrees that he shall not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage any strategic partners, franchisees, joint venturers, customer or vendor of the Company or any of its affiliates to terminate its relationship with them or to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.

    Executive further agrees that, while he is employed by the Company and thereafter, he will not willfully make false, misleading or disparaging statements about the Company or any of its affiliates including, without limitation, its products, services, management, employees and customers.

    Executive shall not breach any lawful, enforceable agreement to keep in confidence, or to refrain from using, the nonpublic ideas, information or materials of a third party, including, but not limited to, a former employer or present or former customer or client. Executive shall not bring any such ideas, information or materials to the Company, or use any such ideas, information or materials in connection with Executive's employment by the Company.

    Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 and 7 of this Agreement. The Executive agrees without reservation that each of the restraints contained in this Agreement is reasonable and necessary for the protection of the goodwill, confidential information and other legitimate interests of the Company and its affiliates; that each and every one of the restraints is reasonable in respect to subject matter, and that the restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which he is bound by the restraints. The Executive further agrees that he will never assert, or permit to be asserted on his own behalf, in any forum, any position contrary to the foregoing. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6 an 7 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by him of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6 and 7 of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

    Executive acknowledges and agrees that any violation of the terms and conditions of Sections 6 or 7 of this Agreement will constitute an "Event Triggering Forfeiture" as defined in Section 10(b) of the 2005 Plan and will trigger the forfeiture and repayment provisions of Section 10(a) of the 2005 Plan.

  Cooperation.

    With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information, both before and following the Termination Date. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

    With Third Parties. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests, or as otherwise required by law.

    With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television, radio, or other) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

  Taxation & Section 409A.

    The Company makes no representations or warranties to Executive with respect to tax, economic or legal consequences of the Agreement or any payments or other benefits provided hereunder, including without limitation under Internal Revenue Code Section 409A ("Section 409A"), and no provision of this Agreement shall be interested or construed to transfer any liability for tax penalties, accelerated taxation or interest on account of Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences.

    The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the application of Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A so as to avoid the imputation of any tax, penalties, accelerated taxation or interest under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

      If (i) Executive is a "specified employee" within the meaning of Section 409A upon his Termination Date, and (ii) some or any portion of the amounts payable to Executive, if any, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") would result in the imposition of the penalty tax under Section 409A if paid to Executive on or within the six (6) month period following the Termination Date, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following the Termination Date, it will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the Termination Date (or such longer period as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

      The Company's obligation to make any reimbursements or provide in-kind benefits to the Executive will be subject to the following restrictions: (1) the expenses paid or reimbursed by the Company in one calendar year will not affect the expenses paid or reimbursed in another calendar year; and (2) reimbursement for any expenses will be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.

  Representations and Warranties: The Executive represents and warrants that he is not a party to, or otherwise subject to, any covenant not to compete, or other agreement with any person or entity that would restrict or limit his ability to perform his responsibilities under this Agreement, and that his performance of his obligations under this Agreement will not violate the terms and conditions of any contract or obligation, written or oral, between him and any other person or entity. The Executive is not under any contractual agreement that would conflict with or in any way prevent the Executive from entering into this Agreement or from performing any and all of the Executives' duties hereunder. Executive will not utilize any proprietary or confidential materials or information of any third party while performing duties for the Company.

  Assignment and Successors: This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by him. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.

  Notices: Any notices required to be given to the Executive shall be sent to his address as shown in the Company's records, which he is responsible for keeping up-to-date. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, postage pre-paid, addressed as follows:

  If to the Executive, to:

  An address provided by the Executive to the Company as promptly as practicable following the execution of this Agreement.

  With a copy to:

  Said Kordestani
  Farella Braun + Martel LLP
  Russ Building
  235 Montgomery Street
  San Francisco, CA 94104

  If to the Company, to:

  Jay L. Schottenstein,
  Chairman of the Board of Directors
  American Eagle Outfitters, Inc.
  77 Hot Metal Street
  Pittsburgh, PA 15228

  With a copy to:

  American Eagle Outfitters, Inc.
  77 Hot Metal Street
  Pittsburgh, PA 15228
  Attention: Vice President & General Counsel

  or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.

  Severability and Construction: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited or reformed so that they will remain in effect to the fullest extent allowed by law.

  Waiver of Breach: Except as otherwise specifically provided for in this Agreement, no failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment of that party's rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

  Entire Agreement/Modification in Writing: This Agreement, together with the Company's plan or policy documents and governing policies of the Company (each as amended from time to time), constitute the entire understanding relating to the matters addressed in this Agreement and supersede any other prior agreement, whether written or oral. No addition to, or modification of, this Agreement shall be effective unless in writing and signed by both the Executive and an authorized representative of the Company.

  Arbitration: The Company and the Executive mutually agree to resolve all legal claims that either party may have (including, without limitation, claims related to service under this Agreement, application or candidacy for service, or cessation of service under this Agreement with the Company) through binding arbitration subject to the terms and conditions provided below.

  Notwithstanding the foregoing, (a) either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of law to protect common law or contractual trade-secret or confidential-information rights and to prevent unfair competition, until such time as an arbitration of all issues of final relief regarding same can be conducted, and (b) insured workers compensation claims (other than wrongful discharge claims) and claims for unemployment insurance are excluded from arbitration under this agreement.

  Claims covered by this arbitration agreement will be pursued in an individual claimant proceeding and not as part of a representative, collective, or class action. This Agreement does not prevent the filing of charges with administrative agencies such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or equivalent state agencies. Nothing in this Agreement prevents a party from participating in any investigation or proceeding conducted by such an agency. However, the Executive agrees not to pursue or accept any legal remedies against the Company through any procedure or forum other than arbitration provided for in this agreement. This agreement will be controlled by the Federal Arbitration Act (FAA) and enforced pursuant to the FAA, except that state law may be applied where necessary to make this agreement enforceable if the FAA does not apply.

  The arbitration will be conducted in Pittsburgh, Pennsylvania by a retired judge as selected through a mutually agreeable arbitration service or the American Arbitration Association (AAA) if no other service is agreed upon. The arbitrator will be selected from a panel of no less than seven alternatives through mutual agreement or a process of alternating strikes. To initiate a claim, the complaining party will send a written demand to the opposing party explaining the basis for the claim and the relief sought under a heading "Demand for Arbitration." Any Demand for Arbitration on the part of the Executive should be directed to the Board. Each party will be allowed at least one deposition. Upon request of either party, and at the expense of the requesting party(s), the arbitrator shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered.

  No arbitrator will have authority to apply a cause of action or remedy that could not be applied by a court of law in the jurisdiction where the dispute arises under the same facts and circumstances. Upon motion of either party, the arbitrator shall dismiss any claim that would be subject to dismissal under the federal summary judgment standard for that claim. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this agreement, to enforce an arbitration award, or to vacate an arbitration award. A record created by non-stenographic means (e.g., tape recording) can be used with the cost of any certified transcription of same used for appeal borne by the appealing party. In all other respects, the arbitration procedure will be conducted in accordance with the American Arbitration Association's employment dispute resolution rules.

  The Company will pay the arbitration fees and expenses less any filing fee amount that the Executive otherwise would have to pay to pursue a comparable lawsuit in a United States district court or state court (whichever is less) in Pennsylvania. Except for those costs otherwise provided for above, each party will bear its own attorney's fees and costs.

  The Executive and the Company expressly waive trial by jury for all claims covered by this Agreement. All other rights, remedies, exhaustion requirements, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

  Construction: Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement, and, accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.

  Controlling Law: Except where otherwise provided for herein, this Agreement, and any clams subject to arbitration under this Agreement, shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, excluding any conflict-of-law rule that might refer the construction of this Agreement to the laws of another state or country.

  Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

  Independent Legal Advice: The Executive acknowledges having the opportunity to obtain independent legal advice in connection with this Agreement.

IN WITNESS WHEREOF the Company and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:                                                                AMERICAN EAGLE OUTFITTERS, INC.:

/s/ Robert L. Hanson                                                By: /s/ Jay L. Schottenstein

Robert L. Hanson                                                        Jay L. Schottenstein

                                                                                      Chairman of the Board of Directors

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

APPENDIX A - DEFINITIONS

As used in the Agreement, the following terms will have the definitions set forth in this Appendix A:

  "Cause" shall mean one or more of the following:

    A material breach by Executive of any term of the Agreement, or the Company's policies, Executive's fiduciary duties to the Company, or of any law, statute, or regulation;

    Misconduct which is injurious to the Company or any of its affiliates, either monetarily of otherwise, or which impairs Executive's ability to effectively perform Executive's duties or responsibilities;

    Personal conduct which reflects poorly on the Company or Executive or which impairs Executive's ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances;

    Habitual or repeated neglect of Executive's duties or responsibilities;

    The appropriation of (or attempted appropriation of) a business opportunity of the Company or its affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates;

    The commission or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a crime, which in the Company's reasonable judgment, involves moral turpitude;

    Intentional injury of another employee or any person in the course of performing services for the Company; or

    Any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor.

  "Good Reason" shall mean one or more of the following:

    Material reduction, without Executive's consent, of Executive's base salary, unless the reduction is generally applicable to substantially all senior executives of the Company;

    Failure to pay Executive the compensation described in Sections 3 and 4.

    Material reduction on an aggregate basis of the benefits provided to Executive under Company benefits plans, unless the reduction is generally applicable to substantially all senior executives of the Company;

    A substantial diminution in Executive's authority or duties that is materially inconsistent with Executive's position of Chief Executive Officer without Executive's consent; or

    Relocation of more than 50 miles from the Company's Headquarters that also increases the commute from Executive's principal residence by more than 50 miles;

  provided however, that for purposes of "Good Reason", nothing described above shall constitute Good Reason unless Executive has notified the Company in writing describing the event which constitutes Good Reason within 30 days after the occurrence of such event and then only if the Company shall have failed to cure such event within 30 days after the Company's receipt of such written notice and Executive elects to terminate his employment as a result at the end of such 30 day cure period.

  "Disability" means Executive's inability to perform the essential functions of his regular duties and responsibilities as the Company's Chief Executive Officer, with or without reasonable accommodation, due to a physical or mental injury, illness or impairment for a period of (1) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any 12-month period. The Company reserves the right to make the determination of disability under this Agreement in good faith based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. Executive shall not unreasonably withhold his consent to release relevant medical information or records to the medical personnel selected by the Company or its insurers. Executive and the Company acknowledge that Executive's ability to perform Executive's duties and responsibilities, with or without reasonable accommodation, is the essence of this Agreement.

  "Termination Date" means the effective date of Executive's "separation from service" from the Company as defined in Section 409A and Treasury Regulations promulgated thereunder.

  "Notice of Termination" means a written notice of termination of this Agreement which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifies the Termination Date.

EXECUTIVE EMPLOYMENT AGREEMENT

Between Robert L. Hanson and American Eagle Outfitters, Inc.

APPENDIX B - GENERAL RELEASE OF CLAIMS

In exchange for the promises and benefits set forth in the Agreement, and to be provided to me following the Effective Date of this General Release, I, _____________________, on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1. On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge American Eagle Outfitters, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns (collectively, the "Releasees"), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with the Company and/or termination of my employment with the Company (collectively, "Claims"), including:

a. Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Pennsylvania Human Relations Act, and/or any other laws of the Commonwealth of Pennsylvania related to employment or the separation from employment;

b. Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) ("ADEA") and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release;

c. Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance or regulation; and/or

d. Any other employment related claim whatsoever, whether in contract, tort or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Company. I also agree that I have been properly paid for all hours worked, have not suffered any on-the-job injury for which I have not already filed a claim and I have been properly provided any leaves of absence because of my own health condition or a family member's health condition.

e. Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the effective date of this General Release.

f. I waive all rights to re-employment with the Company. If I do apply for employment with the Company, the Company and I agree that the Company need not employ me, and that if the Company declines to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever. I further agree that if I am re-hired by the Company or engaged by the Company in any capacity within the 6-month period immediately following my date of separation, I will repay the Company an amount equal to one-half of the net of any severance or separation pay I received. I agree to repay this amount within 30 days following the date I am re-hired or engaged by the Company.

2. Release of Other Claims. I fully release, acquit, and forever discharge the Company from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees or any other liability of any kind whatsoever of which I have knowledge as of the time I sign this General Release.

3. Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in Sections 6 and 7 of my Chief Executive Officer Employment Agreement remain in full force and effect and shall survive the termination of my employment with the Company and the execution of this General Release.

4. Consultation with Attorney.  I am advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

5. Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release, or at least 45 days from the date I first received this General Release if my termination is part of a group reduction in force, which date was on or before _______________, during which to consider signing it.

6. Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Company in writing within 7 calendar days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 calendar days of the date I signed it and addressed to Tom DiDonato, Executive Vice President, Human Resources, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania, 15203; or b) hand delivered within 7 days of execution of this General Release to Mr. DiDonato. This General Release will become effective on the 8th day after I sign it (the "Effective Date"); provided that I have not timely revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

By: ________________________________________ _______________________________

SIGNATURE DATE